Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned (Brad Houtkin, Sherry Houtkin, and the Estate of Harvey Houtkin) does hereby agree that the Schedule 13D to which this Exhibit 1 is attached is being filed on his/her/its behalf.

/S/ Brad Houtkin

Brad Houtkin, Individually and as

Co-Executor of the Estate of Harvey Houtkin

/S/ Sherry Houtkin

Sherry Houtkin, Individually and as

Co-Executor of the Estate of Harvey Houtkin